Filed Pursuant to Rule 424(b)(3)
Registration No. 333-131045
PROSPECTUS
HEALTH FITNESS CORPORATION
6,681,000 SHARES OF COMMON STOCK
          With this prospectus, the persons named in this prospectus or in prospectus supplements (collectively, the “Selling Stockholders”) may offer and sell up to 6,681,000 shares of our common stock in the manner described under “Plan of Distribution.” The shares of common stock covered by this prospectus include:
•	5,100,000 shares of common stock issued on March 10, 2006 upon conversion of 1,000 shares of Series B Convertible Preferred Stock (“Series B Stock”) we issued on November 14, 2005 in a private placement to a limited number of accredited investors;

•	up to 1,530,000 shares of common stock, equal to 30% of the number of shares of common stock issuable upon conversion of the Series B Stock, we may be required to issue from time to time upon exercise, for cash, of warrants we issued on November 14, 2005 to the original purchasers of the Series B Stock; and

•	up to 51,000 shares of common stock we may be required to issue from time to time upon exercise of warrants we issued on November 14, 2005 to the placement agents (or their affiliates) for the Series B Stock.
          All 1,000 shares of Series B Stock, which are not covered by this prospectus, were automatically converted into an aggregate 5,100,000 shares of our common stock on March 10, 2006, the date the SEC first declared effective the registration statement to which this prospectus relates.
          We are required to maintain the effectiveness of the registration statement to which this prospectus relates until the earlier of the date all shares of common stock covered by this prospectus have been sold using this prospectus or pursuant to Rule 144 (or other similar rule then in effect) under the Securities Act of 1933, or such date as all shares of common stock covered by this prospectus may be sold without volume restrictions pursuant to Rule 144(k).
          Although we might receive cash proceeds from the exercise of the warrants referenced above, we will not receive any proceeds from the sales, if any, of the common stock covered by this prospectus. We will pay the expenses related to the registration of the common stock covered by this prospectus. The Selling Stockholders will pay commissions and selling expenses, if any, incurred by them.
          Our common stock is listed on the OTCBB under the symbol “HFIT.” The low and high sale prices for our common stock on November 19, 2007 on the OTCBB were both $2.90 per share.

- iii -

          Investing in our common stock is speculative and involves risk. You should read the section entitled “Risk Factors” beginning on page 10 of our annual report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and in the update to such section beginning on page 25 of our quarterly report on Form 10-Q for the quarter ended September 30, 2007, both of which are incorporated by reference herein, for a discussion of certain risk factors you should consider before investing in our common stock.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 19, 2007.

- iv -

          You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or as of the earlier date or later date (in the case of information in a prospectus supplement) stated with respect to such specific information, as applicable, regardless of the time of any sale of the common stock. This document may be used only where it is legal to sell these securities.
          Other than in the United States, we have not taken any action or otherwise authorized any action that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for those purposes is required. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus in the United States.
          In this prospectus, unless otherwise stated or the context otherwise requires, reference to “the Company,” “Health Fitness,” “HFC,” “we,” “us,” “our” and similar references refer to Health Fitness Corporation and its consolidated subsidiaries.

- v -

ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement that we filed with the SEC using the SEC’s shelf registration rules. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the Selling Stockholders from time to time may sell the common stock covered by this prospectus in the manner described in “Plan of Distribution.” The shares covered by this prospectus include 5,100,000 shares of common stock issued upon the automatic conversion of all shares of Series B Stock on March 10, 2006, the date the SEC first declared effective the registration statement to which this prospectus relates, 1,530,000 shares of common stock, equal to 30% of the number of shares of common stock issuable upon conversion of the Series B Stock, issuable upon the exercise, for cash, of outstanding warrants we issued to the original purchasers of the Series B Stock, and 51,000 shares of common stock issuable upon the exercise, for cash, of warrants we issued to certain of the placement agents (or their affiliates) for the Series B Stock.
          A prospectus supplement may include additional risk factors or other special considerations applicable to our business or common stock. Any prospectus supplement may also add, update, or change information in this prospectus. We recommend that you carefully read this entire prospectus, all information incorporated by reference in this prospectus, any supplements to this prospectus, and any post-effective amendments to the registration statement of which this prospectus is a part before making a decision to invest in our common stock.
INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS
          This prospectus incorporates documents by reference that are not presented in or delivered with it. This means that we have disclosed important business, financial, and other information by referring you to the publicly filed documents containing this information. All information incorporated by reference is part of this prospectus. The information incorporated by reference in this prospectus is accurate only as of the date of the information on the front cover of the applicable document, or such earlier date as is expressly stated or otherwise apparent with respect to such incorporated information in the applicable document, regardless of the time of delivery of this prospectus or any sale of the common stock.
          This prospectus incorporates by reference the documents listed below:
•	Definitive Proxy Statement on Form 14A, filed April 16, 2007;

•	Annual Report on Form 10-K for the year ended December 31, 2006, filed March 30, 2007, as amended on November 19, 2007 and November 20, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed May 15, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed August 14, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed November 19, 2007; and

•	Current Reports on Form 8-K, filed February 28, 2007; March 2, 2007; March 5, 2007; May 7, 2007; May 21, 2007; May 22, 2007; June 6, 2007; August 6, 2007; August 13, 2007; September 5, 2007; November 5, 2007; November 14, 2007 and November 15, 2007.
All of the above filings are readily available on our website at www.hfit.com, or you may request a copy of these filings at no cost by making a written or telephone request to:
Wesley W. Winnekins
Chief Financial Officer
Health Fitness Corporation
3600 American Blvd. W., Suite 560
Bloomington, MN 55431
Telephone: (952) 831-6830
Fax: (952) 897-5173
wes.winnekins@hfit.com

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus, and information incorporated by reference in this prospectus, contain, and supplements to this prospectus might contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements based on future expectations and specifically include, among other things, all statements relating to increasing revenue, improving margins, growth of our Fitness and Health Management business segments, the development of new business models, our ability to expand our programs and services and the sufficiency of our liquidity and capital resources. In addition, the estimated annualized revenue value of our new and lost contracts is a forward looking statement, which is based upon an estimate of the anticipated annualized revenue to be realized or lost. Such information should be used only as an indication of the activity we have recently experienced in our two business segments. These estimates, when considered together, should not be considered an indication of the total net, incremental revenue growth we expect to generate in any year, as actual net growth may differ from these estimates due to actual staffing levels, participation rates and contract duration, in addition to other revenue we may lose in the future due to contract termination. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.
          You are cautioned not to place undue reliance upon our forward-looking statements. Our actual results, and the outcome of other events identified in forward-looking statements, could differ materially from the expectations disclosed in our forward-looking statements. Although it is not possible to foresee all of the risks we may face and the other factors that may cause actual results to be materially different than those expressed in our forward-looking statements, the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and in the update to such section in our quarterly report on Form 10-Q for the quarter ended September 30, 2007, both of which are incorporated by reference herein, describe the risks and factors we believe are most likely to cause our actual results or events to differ materially from the forward-looking statements that we make. Other risks, uncertainties and factors, both known and unknown, could cause our actual results to differ materially from those described in our forward-looking statements.
          Our forward-looking statements do not reflect all potential effects of any future acquisitions, mergers, dispositions, joint ventures or strategic investments we may make, which are difficult to predict and assess. We do not assume any obligation to update or revise any forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PROSPECTUS SUMMARY
          This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus (including information incorporated by reference herein) and any prospectus supplements carefully, especially the section entitled “Caution Regarding Forward Looking Statements” contained herein and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended. You should also read carefully our financial statements and the related notes included in such amended Annual Report on Form 10-K and in any prospectus supplements before deciding to invest in shares of our common stock.
Our Business
          Health Fitness Corporation, a Minnesota corporation (also referred to as “we,” “us,” “our,” the “Company,” or “Health Fitness”), is a leading provider of population health improvement services and programs to corporations, hospitals, communities and universities located in the United States and Canada. We currently manage 265 corporate fitness center sites for 140 customers, and 154 corporate health improvement programs for 163 customers.
          We provide staffing services as well as a comprehensive menu of programs, products and consulting services within our Health Management and Fitness Management business segments. Our broad suite of services enables our clients’ employees to live healthier lives, and our clients to control rising healthcare costs, through participation in our assessment, education, coaching, physical activity, weight management and wellness program services, which can be offered as follows: (i) through on-site fitness centers we manage; (ii) remotely via the web; and (iii) through telephonic health coaching.
          Major corporations, hospitals and universities invest in fitness centers and health improvement programs for several reasons. First, it is widely understood that healthier employees are more productive, experience reduced levels of stress and are absent from work less often due to illness. At the same time, companies are struggling to deal with the rising cost of employee healthcare, which has historically increased at double-digit rates. Many companies realize that they may be able to decrease the financial burden of employee healthcare and lost productivity by making the implementation of health improvement programs a top business priority. We believe the services we offer will help employees make better lifestyle behavior choices, thus improving their health, in addition to helping companies decrease the rate of spending on employee healthcare costs.
          To capitalize on the growth opportunities within the employer marketplace, we organized our business into two segments effective with the fourth quarter of 2006: Fitness Management Services and Health Management Services. Within each of these business segments, we provide two types of service: (i) Staffing Services, and (ii) Program and Consulting Services. Our decision to move to segment reporting was based on the evolution of our Health Management business model, and our belief that the future financial results for our Health Management segment may outpace the financial results of our Fitness Management segment. Another factor contributing to this decision relates to the higher level of resources we expect to invest in order to maximize the future growth opportunities we believe exist in our Health Management segment.
          In the long-term, we believe that we can enhance our position as the leading integrator of fitness and health management services for corporations and other large organizations. Key elements of our growth strategy include:
•	Pursue both aggressive, organic growth and strategic opportunities in our Health Management business segment. We believe the market for population health management programs will continue to grow.

•	Pursue new customers in our Fitness Management business segment to expand market share. As the largest provider of corporate fitness management services, we believe we can continue to add new customers, and sell additional fitness services to our current customers. However, this segment operates in a mature market, and price competition is common.

•	Maximize opportunities to sell our Fitness Management customers on adopting the services we offer in our integrated Health Management model.

•	Pursue strategic opportunities that provide operational capabilities and long-term financial value.
          We intend to make strategic investments in our Health Management business segment in order to implement this growth strategy, including investments in people, systems and infrastructure in order to enhance our ability to scale, gain greater cost efficiencies and provide a broader base of services.
Company Information
          We are a Minnesota corporation with executive offices at 3600 American Blvd. W., Suite 560, Bloomington, Minnesota 55431. Our telephone number is (952) 831-6830. We were incorporated on March 31, 1987. We maintain an internet website at www.hfit.com.
The Offering

Common Stock Covered by this Prospectus (1)	6,681,000 shares, including 5,100,000 shares that were issued and outstanding as of March 10, 2006, and up to 1,581,000 shares that may be issued upon exercise, for cash, of warrants held by Selling Stockholders.

Common Stock Outstanding Assuming the Sale of all Common Stock Covered by this Prospectus (2)	21,499,590

(1)	We previously registered the resale of up to 6,681,000 shares of our common stock under a Registration Statement on Form S-1, which was declared effective by the Securities and Exchange Commission (the “SEC”) on March 10, 2006. We previously filed Post-Effective No. 1 to the Registration Statement, which the SEC declared effective on April 10, 2006, and Post-Effective Amendment No. 2 to the Registration Statement, which the SEC declared effective on April 20, 2007. We have filed Post-Effective Amendment No. 3 to the Registration Statement, of which this prospectus is a part to reflect the restatement of our financial statements for the year ended December 30, 2006. The Selling Stockholders may have sold, transferred, or otherwise disposed of some or all of their shares after the date the Registration Statement was first declared effective.

(2)	The number of shares of our common stock to be outstanding after this offering is based on 19,918,590 shares outstanding as of November 12, 2007 (including all 5,100,000 shares we issued on March 10, 2006 upon conversion of the Series B Stock and excluding all 1,581,000 shares covered by this prospectus issuable upon exercise of warrants), and excludes:
          -   2,348,300 shares of common stock issuable as of November 12, 2007 upon the exercise of outstanding stock options under our 2005 Stock Option Plan at exercise prices between $0.39 and $3.05 per share;
          -    an aggregate of 897,150 shares of common stock reserved for future issuance under our 2005 Stock Option Plan at the market value of our common stock at the date of grant and an aggregate of 333,708 shares of common stock reserved for future issuance under our employee stock purchase plan; and

          -   51,000 shares of common stock issuable as of March 31, 2006 upon the exercise of warrants issued to certain of the placement agents (or their affiliates) of the Series B Stock (the underlying shares of which are not covered by this prospectus) at an exercise price of $2.00 per share, and 62,431 shares of common stock issuable as of December 31, 2005 upon the exercise of warrants at exercise prices between $2.24 and $2.70 per share.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock covered by this prospectus. To the extent all of the warrants to purchase the 1,581,000 shares of common stock covered by this prospectus are exercised for cash, we would receive approximately $3.8 million in the aggregate from such exercises. All of the warrants may be exercised on a “cash-less” basis, in which case we would not receive any cash proceeds.

Risk Factors	An investment in our common stock is speculative and involves risks. You should read the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and in the update to such section in our quarterly report on Form 10-Q for the quarter ended September 30, 2007, which discuss certain factors to consider carefully before deciding to invest in shares of our common stock.

Plan of Distribution	The shares of common stock covered by this prospectus may be sold by the Selling Stockholders in the manner described under “Plan of Distribution.”

OTCBB Symbol	“HFIT”

Selected Financial Data
     The data given below as of and for each of the five years in the period ended December 31, 2006, has been derived from the Company’s Audited Consolidated Financial Statements as restated on November 19, 2007. In order to understand the effect of accounting policies and material uncertainties that could affect our presentation of financial information, such data should be read in conjunction with the Company’s Consolidated Financial Statements and Notes thereto included under Item 8 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and also in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operation included under Item 7 of such Form 10-K, as amended, which is incorporated herein by reference.

	Years Ended December 31,
	2006	2005	2004	2003	2002
	(restated)
Statement Of Operations Data (in thousands except per share amounts):

Revenue	$63,579	$54,942	$52,455	$31,479	$27,865

Net Earnings	3,025	1,345	1,674	633	3,001

Net Earnings (Loss) Applicable To Common Shareholders	1,352	1,204	1,588	(27)	3,001

Net Earnings Per Common Share:
Basic	$0.07	$0.09	$0.13	$0.00	$0.24
Diluted	$0.03	$0.08	$0.10	$0.00	$0.24

Balance Sheet Data (in thousands):

Total Assets	$32,318	$27,585	$20,934	$19,808	$12,956

Long-Term Debt	—	—	$1,613	$4,350	—

Shareholders’ Equity	$23,798	$10,488	$11,484	$9,732	$9,079

USE OF PROCEEDS
          Although we may receive cash proceeds from the exercise of warrants related to the issuance of common stock covered by this prospectus, we will not receive any proceeds from the periodic sales, if any, of the common stock covered by this prospectus.
DIVIDEND POLICY
          We have never declared or paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future. However, we have previously paid dividends to our preferred shareholders, but we currently have no preferred stock outstanding. The Company presently expects to retain any earnings to finance the development and expansion of its business. The payment of dividends, if any, is subject to the discretion of the Board of Directors, and will depend on the Company’s earnings, financial condition, capital requirements and other relevant factors. Our credit facility with Wells Fargo Bank restricts our ability to declare or pay dividends on any class of our capital stock or to redeem any shares of capital stock.
OUR BUSINESS
Overview
          Health Fitness Corporation, a Minnesota corporation, is a leading provider of population health improvement services and programs to corporations, hospitals, communities and universities located in the United States and Canada. We currently manage 265 corporate fitness center sites for 140 customers, and 154 corporate health improvement programs for 163 customers.
          We provide staffing services as well as a comprehensive menu of programs, products and consulting services within our Health Management and Fitness Management business segments. Our broad suite of services enables our clients’ employees to live healthier lives, and our clients to control rising healthcare costs, through participation in our assessment, education, coaching, physical activity, weight management and wellness program services, which can be offered as follows: (i) through on-site fitness centers we manage; (ii) remotely via the web; and (iii) through telephonic health coaching.
          On December 8, 2003, we purchased the business assets of the Health & Fitness Management Services Division of Johnson & Johnson Health Care Systems Inc. (“JJHCS”). We completed the JJHCS acquisition primarily to obtain additional expertise in the area of employee health management services, but also to broaden our platform of fitness center management contracts.
          On December 23, 2005, we acquired all of the capital stock of HealthCalc.Net, Inc. (“HealthCalc”), a leading provider of web-based fitness, health management and wellness programs to corporations, health care organizations, physicians and athletic/fitness centers. We believe owning the technology platform developed by HealthCalc is an important element of our overall strategy of growing our health management services. HealthCalc had been one our technology providers for approximately ten years prior to the acquisition. Our new web-based platform provides customers with a variety of tools and resources to identify opportunities to impact health care costs through lifestyle improvement programs for individuals. In addition to other services, the our new technology platform allows individuals to take periodic online health assessments, track their daily exercise, receive online health coaching, and provide access to the latest health education and information in an internet-based environment. In 2006, we integrated HealthCalc’s capabilities into the service offerings we provide in our two business segments.
          Major corporations, hospitals and universities invest in fitness centers and health improvement programs for several reasons. First, it is widely understood that healthier employees are more productive, experience reduced levels of stress and are absent from work less often due to illness. At the same time, companies are struggling to deal with the rising cost of employee healthcare, which has historically increased at double-digit rates. According to a recent government report, U.S. spending on prescription drugs, hospital care and other health services is expected to double to $4.1 trillion over the next decade, up from $2.1 trillion in 2006. This dramatic increase in expected healthcare costs is primarily attributed to an aging population and poor lifestyle choices relating to diet and exercise. Many companies realize that they may be able to decrease the financial burden of employee healthcare and lost productivity by making the implementation of health improvement programs a top business priority. We believe the services we offer will help employees make better lifestyle behavior choices, thus improving their health, in addition to helping companies decrease the rate of spending on employee healthcare costs.
          To capitalize on the growth opportunities within the employer marketplace, we organized our business into two segments effective with the fourth quarter of 2006: Fitness Management Services and Health Management Services. Within each of these business segments, we provide two types of service: (i) Staffing Services, and (ii) Program and Consulting Services. Our decision to move to segment reporting was based on the evolution of our Health Management business model, and our belief that the future financial results for our Health Management segment may outpace the financial results of our Fitness Management segment. Another factor contributing to this decision relates to the higher level of resources we expect to invest in order to maximize the future growth opportunities we believe exist in our Health Management segment.
          More information about our business, properties, share price, management, executive compensation, directors, principal shareholders, financial and other information is available through our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and our Definitive Proxy Statement on Form 14A for 2007, both of which are incorporated by reference herein.
          You may contact us at our executive offices at 3600 American Blvd. W., Suite 560, Bloomington, Minnesota 55431, telephone number (952) 831-6830. We maintain an internet website at www.hfit.com.
Limitation Of Liability And Indemnification Of Directors And Officers
          Section 302A.521 of the Minnesota Business Corporation Act provides that unless prohibited or limited by a corporation’s articles of incorporation or bylaws, a corporation must indemnify its current and former officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement which, in each case, were incurred in connection with actions, suits or proceedings in which such person is a party by reason of the fact that he or she was an officer, director, employee or agent of the corporation, if such person (i) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions, (ii) acted in good faith, (iii) received no improper personal benefit and statutory procedure has been followed in the case of any conflict of interest by a director, (iv) in the case of any criminal proceedings, had no reasonable cause to believe the conduct was unlawful, and (v) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the corporation, or, in the case of performance by a director, officer, employee or agent of the corporation as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation. Section 302A.521 requires the corporation to advance, in certain circumstances and upon written request, reasonable expenses prior to final disposition. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.
          Our articles of incorporation limit personal liability for breach of the fiduciary duty of our directors to the fullest extent provided by the Minnesota Business Corporation Act. Our articles of incorporation eliminate the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on (i) the director’s duty of loyalty to us, (ii) acts or omissions not made in good faith, (iii) acts or omissions involving intentional misconduct, (iv) payments of improper dividends, (v) violations of state securities laws and (vi) acts occurring prior to the date such provision was added. Any amendment to or repeal of such provision shall not adversely affect any right or protection of a director of ours for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. Our bylaws provide that each director and officer, past or present, and each person who serves or may have served at our request as a director, officer, employee or agent of another corporation or employee benefit plan and their respective heirs, administrators and executors, will be indemnified by us to such extent as permitted by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
SELLING STOCKHOLDERS
          The shares of common stock covered by this prospectus include an aggregate of 6,681,000 shares. The common stock covered by this prospectus includes:
•	5,100,000 shares of common stock issued on March 10, 2006 upon conversion of 1,000 shares of Series B Convertible Preferred Stock (“Series B Stock”) we issued on November 14, 2005 in a private placement to a limited number of accredited investors;

•	up to 1,530,000 shares of common stock, equal to 30% of the number of shares of common stock issuable upon conversion of the Series B Stock, we may be required to issue from time to time upon exercise, for cash, of warrants we issued on November 14, 2005 to the original purchasers of the Series B Stock; and

•	up to 51,000 shares of common stock we may be required to issue from time to time upon exercise of warrants we issued on November 14, 2005 to the placement agents (or their affiliates) for the Series B Stock.
          All 1,000 shares of Series B Stock, which are not covered by this prospectus, were automatically converted into an aggregate 5,100,000 shares of our common stock on March 10, 2006, the date the Securities and Exchange Commission first declared effective the registration statement to which this prospectus relates. The Series B Stock and the warrants were issued in reliance upon exemptions from registration under the Securities Act of 1933, as amended, afforded by Section 4(2) and Rule 506 of Regulation D thereunder.
          Set forth below are the names of the Selling Stockholders, the number of shares of our common stock beneficially owned by each Selling Stockholder as of the date the Securities and Exchange Commission first declared effective the Registration Statement relating to this prospectus, as described below, and the number of shares that may be offered or sold hereby. Beneficial ownership is determined under the rules of the SEC, and generally includes having sole or shared voting or investment power with respect to securities. To our knowledge, except as indicated in the footnotes to this table, each person named in the table has sole voting and investment power with respect to all shares of common stock shown in the table. We have assumed for purposes of the table below that all securities covered by this prospectus will be sold.
          Except where otherwise specifically stated, the table below sets forth information regarding the beneficial ownership of our common stock by the Selling Stockholders as of March 10, 2006, the date the Registration Statement to which this prospectus relates was originally declared effective by the Securities and Exchange Commission. It has been prepared based upon the information furnished to us by the Selling Stockholders and our transfer agent and registrar, as well as publicly-available information regarding certain of the Selling Stockholders. The Selling Stockholders identified below may have sold, transferred, or otherwise disposed of some or all of their shares, which may not be reflected in the following table, pursuant to the effective registration statement or in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, if necessary, we may amend or supplement this prospectus accordingly. In addition, information concerning additional Selling Stockholders not identified in this prospectus may be set forth in post-effective amendments. Transferees, successors and donees of Selling Stockholders identified in this prospectus may be named in supplements to this prospectus. We cannot give an estimate as to the amount of shares of common stock that will be held by the Selling Stockholders upon termination of this offering because the Selling Stockholders may offer some or all of their common stock under the offering contemplated by this prospectus.
          Except as otherwise expressly stated, to our knowledge none of the Selling Stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates.

	Number of	Number of	Common Stock Owned
	Shares	Shares	After Offering*
	Beneficially	Offered	Number of
	Owned	Hereby	Shares		Percentage

Pequot Capital Management, Inc. (1)	3,898,440	3,898,440	—		—
Magnetar Capital Master Fund, Ltd. (2)	1,624,350	1,624,350	—		—
Lagunitas Partners LP (3)(4)	739,420	490,620	248,800	**	1.2	% ***
CAMOFI Master LDC (5)	291,720	291,720	—		—
Gruber & McBaine International (6)(4)	199,350	132,600	66,750	**		****
Jon D. and Linda W. Gruber Trust (7)(4)	79,560	79,560	—		—
J. Patterson McBaine (8)(4)	79,560	79,560	—		—
Cherry Tree Core Growth Fund, LLLP (9)	33,150	33,150	—		—
Daniel Yamron (10)	24,225	24,225	—		—
Patrick A. O’Shea (10)	24,225	24,225	—		—
Brown Advisory Securities, LLC (11)	2,550	2,550	—		—

	6,996,550	6,681,000	315,550

*	Assumes the sale of all shares of common stock covered by this prospectus.

**	These shares of common stock were purchased in the open market, and are not covered by this prospectus.

***	Calculated based upon 18,930,368 shares outstanding as of March 31, 2006 (including all 5,100,000 shares we issued on March 10, 2006 upon conversion of the Series B Stock) and assuming the issuance of all 1,581,000 shares covered by this prospectus that are issuable upon exercise of the warrants.

****	Less than 1.0%.

(1)	Shares beneficially owned by Pequot Capital Management, Inc. represent: (i) 2,998,800 shares of common stock and (ii) 899,640 shares of common stock issuable pursuant to currently exercisable warrants. Shares beneficially owned by Pequot Capital Management are held of record by the following investment funds in the following amounts: Pequot Scout Fund, L.P., 1,306,110 shares; Pequot Mariner Master Fund, L.P., 676,260 shares; Premium Series PCC Limited — Cell 33, 53,040 shares; Pequot Diversified Master Fund, Ltd., 86,190 shares; Pequot Navigator Offshore Fund, Inc., 530,400 shares; Premium Series PCC Limited — Cell 32, 92,820 shares; Pequot Healthcare Fund, L.P., 497,250 shares; Pequot Healthcare Institutional Fund, L.P., 99,450 shares; and Pequot Healthcare Offshore Fund, Inc., 556,920 shares. Pequot Capital Management, which is the Investment Manager/Advisor (as applicable) to the above named funds, exercises sole voting and investment power for all the shares, except that Pequot Capital Management does not hold voting power over 53,040 and 92,820 shares held of record by Premium Series PCC Limited Cell 33 and Cell 32, respectively. Arthur J. Samberg is the controlling shareholder of Pequot Capital Management, and disclaims beneficial ownership of the shares except for his pecuniary interest in the above-named investment funds.

In its most recent Schedule 13G/A filing with the SEC on April 10, 2007, Pequot Capital Management, Inc. represents that it holds for the accounts of its clients 1,569,200 shares of our common stock and 899,640 shares of our common stock issuable pursuant to currently exercisable warrants. Pequot Capital Management, Inc. is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 and, as such, has beneficial ownership of these shares through the investment discretion it exercises over its clients’ accounts.

Pequot Capital Management has identified itself as an affiliate of a registered broker-dealer and, accordingly, may be deemed an underwriter of these securities. See “Plan of Distribution” for required disclosure on this Selling Stockholder.

(2)	Represents 1,249,500 shares of common stock, and 374,850 shares issuable pursuant to currently exercisable warrants. Mr. Alec Litowitz possesses voting and/or dispositive power over shares beneficially owned by Magnetar Capital Master Fund, Ltd. Mr. Litowitz disclaims any beneficial ownership of the shares beneficially held by Magnetar Capital Master Fund, Ltd.

In its most recent Schedule 13G filing with the SEC on February 15, 2007, affiliates of Magnetar Capital Master Fund, Ltd. represent that they own for the benefit of that entity 1,571,400 shares of common stock and 374,850 shares issuable pursuant to currently exercisable warrants.

(3)	Includes 377,400 shares of common stock, and 113,220 shares issuable pursuant to currently exercisable warrants. Jon D. Gruber and J. Patterson McBaine, through Gruber & McBaine Capital Management, possess shared voting and/or investment power over shares held by Lagunitas Partners LP. Messrs. Gruber and Patterson disclaim any beneficial ownership over the shares held by Lagunitas Partners LP. Pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and Rule 13d-5(b) thereunder, this Selling Stockholder may also be deemed to be the beneficial owner of all or a portion of securities that are beneficially owned by other Selling Stockholders denoted by footnotes (4), (6), (7) and (8).

(4)	In its most recent Schedule 13G filing with the SEC on January 26, 2007, Gruber & McBaine Capital Management, LLC (“GMCM”), Eric B. Swergold, J. Patterson McBaine and Jon D. Gruber represent that they possess shared voting and shared dispositive power of 1,255,320 shares of common stock. As set forth in the same filing, GMCM represents that (i) Lagunitas Partners LP is an investment limited partnership of which GMCM is the general partner, is not a member of any group within the meaning of Rule 13d-5(b) and disclaims beneficial ownership of the securities with respect to its ownership is reposited; (ii) Jon D. Gruber has sole voting and dispositive power over 146,860 shares in addition to those held through Gruber & McBaine Capital Management; and (iii) J. Patterson McBaine has sole voting and dispositive power over 161,160 shares in addition to the 1,255,320 held through Gruber & McBaine Capital Management.

(5)	Includes 224,400 shares of common stock and 67,320 shares issuable pursuant to currently exercisable warrants. Mr. Richard Smithline possesses sole voting and/or investment power over shares held by CAMOFI Master LDC. Mr. Smithline disclaims any beneficial ownership over the shares held by CAMOFI Master LDC.

(6)	Includes 102,000 shares of common stock and 30,600 shares issuable pursuant to currently exercisable warrants. Jon D. Gruber and J. Patterson McBaine, through Gruber & McBaine Capital Management, possess shared voting and/or investment power over shares held by Gruber & McBaine International. Messrs. Gruber and Patterson disclaim any beneficial ownership over the shares held by Gruber & McBaine International. Pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and Rule 13d-5(b) thereunder, this Selling Stockholder may also be deemed to be the beneficial owner of all or a portion of securities that are beneficially owned by other Selling Stockholders denoted by footnotes (3), (4), (7) and (8).

(7)	Represents 61,200 shares of common stock and 18,360 shares issuable pursuant to currently exercisable warrants. Jon D. Gruber possesses sole voting and/or investment power over shares held by Jon D. and Linda W. Gruber Trust. Pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and Rule 13d-5(b) thereunder, this Selling Stockholder may also be deemed to be the beneficial owner of all or a portion of securities that are beneficially owned by other Selling Stockholders denoted by footnotes (3), (4), (6) and (8).

(8)	Represents 61,200 shares of common stock and 18,360 shares issuable pursuant to currently exercisable warrants. J. Patterson McBaine possesses sole voting and/or investment power over shares held in his name. Pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and Rule 13d-5(b) thereunder, this Selling Stockholder may also be deemed to be the beneficial owner of all or a portion of securities that are beneficially owned by other Selling Stockholders denoted by footnotes (3), (4), (6) and (7).

(9)	Represents 25,500 shares of common stock and 7,650 shares issuable pursuant to currently exercisable warrants. Mr. Gordon Stoffer possesses sole voting and/or investment power over all of the shares. This Selling Stockholder has identified itself as an affiliate of a registered broker-dealer and, accordingly, may be deemed an underwriter of these securities. See “Plan of Distribution” for required disclosure on this Selling Stockholder.

(10)	Represents 24,225 shares issuable pursuant to currently exercisable warrants. This Selling Stockholder has identified himself as an affiliate of a registered broker-dealer and, accordingly, may be deemed an underwriter of this common stock. See “Plan of Distribution” for required disclosure on this Selling Stockholder. This Selling Stockholder received compensation from us for acting as an affiliate of a placement agent for the Series B Stock, and as such may be deemed to have had a material relationship with us in the past three years.

(11)	Represents 2,550 shares issuable pursuant to currently exercisable warrants. This Selling Stockholder has identified itself as a registered broker-dealer and, accordingly, is deemed to be an underwriter with respect to its common stock. Mr. Thomas Schweizer, Jr. possesses sole voting and/or investment power over shares held by Brown Advisory Securities, LLC. Mr. Schweizer, Jr. disclaims beneficial ownership over the shares held by Brown Advisory Securities, LLC. See “Plan of Distribution” for required disclosure on this Selling Stockholder. This Selling Stockholder received compensation from us for acting as a placement agent for the Series B Stock, and as such may be deemed to have had a material relationship with us in the past three years.

PLAN OF DISTRIBUTION
          The Selling Stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at prevailing market prices or at other negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares covered by this prospectus:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
          The Selling Stockholders may also sell shares covered by this prospectus under Rule 144 under the Securities Act, if available, rather than under this prospectus.
          Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
          The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees or other successors in interest identified in a prospectus supplement, if required, will be Selling Stockholders for purposes of this prospectus.
          In connection with the sale of common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
          Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.
          To our knowledge, based upon information provided to us by Selling Stockholders, the only Selling Stockholder who is a registered broker-dealer is Brown Advisory Securities, LLC. As such, they are deemed to be underwriters of the common stock underlying their warrants within the meaning of the Securities Act. We are not aware of any underwriting plan or agreement, underwriter’s or dealer’s compensation, or passive market-making or stabilization transactions involving the purchase or distribution of its common stock.
          Each Selling Stockholder who is an affiliate of a registered broker-dealer has represented to us that it purchased the securities in the ordinary course of business and that at the time of such purchase, the Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute such securities.
          The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers.
          The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.
          The Company is required to pay all fees and expenses (but not selling commissions) incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. If the Selling Stockholders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act.
          The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
DESCRIPTION OF CAPITAL STOCK
General
          Pursuant to our Amended and Restated Articles of Incorporation, we have 60,000,000 shares of authorized capital stock, which consists of 50,000,000 shares of common stock, 1,500,000 shares of Series A Convertible Preferred Stock (the “Series A Stock”), 1,000 shares of Series B Convertible Preferred Stock (the “Series B Stock”) and 8,499,000 shares of undesignated stock.
Common Stock
          Holders of common stock are entitled to receive such dividends as are declared by the Board of Directors, out of funds legally available for the payment of dividends. We expect to retain any earnings to finance development of our business. Accordingly, we do not anticipate payment of any dividends on our common stock for the foreseeable future.
          In the event of any liquidation, dissolution or winding up, the holders of each share of common stock are entitled to share equally in any balance of our assets available for distribution.
          Holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. There is no cumulative voting for election of directors, which means that a majority of the shareholders may elect all of the members of the Board of Directors. Holders of common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock or other obligations convertible into shares of common stock or Preferred Stock which we may, hereafter, issue.
          All of the outstanding shares of common stock are fully paid and non-assessable. Holders of common stock are not liable for further calls or assessments.
          Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “HFIT.” On November 12, 2007, we had issued and outstanding 19,918,590 shares of common stock. According to the records of our transfer agent, as of November 12, 2007, there were 579 holders of record of our common stock (not including shares held in street name).
Series A Convertible Preferred Stock
          Our Amended and Rested Articles of Incorporation designate 1,500,000 shares of Series A Convertible Preferred Stock (the “Series A Stock”). Effective November 15, 2005, we redeemed all issued and outstanding shares of Series A Stock, which are not available for reissuance. As of the date of this prospectus, no shares of Series A Stock were outstanding. Although future issuance of shares of Series A Stock is unlikely, 391,178 shares of Series A Stock are available for original issuances after the date of this prospectus.
          The rights and preferences of the Series A Stock include:
•	Each share of Series A Stock is entitled to a number of votes equal to the number of shares of common stock into which it is then convertible. Holders of Series A Stock vote together as one class together with holders of common stock, except in certain limited circumstances.

•	Each share of Series A Stock is convertible at the option of the holder into two shares of common stock (or such greater number as may result from weighted average anti-dilution adjustments that reduce the conversion price).

•	Holders of Series A Stock are entitled to certain pre-emptive rights in connection with future direct or indirect issuances of equity securities.

•	Each share of Series A Stock has a stated dividend rate of 6% per year calculated based upon the initial per share issuance price of $1.00. Dividends are payable in-kind in the form of additional shares of Series A Stock using a price of $1.00 per share.

•	In the event of a liquidation, dissolution or winding up, holders of Series A Stock are entitled to a liquidation preference of $1 per share plus a decreasing liquidation premium of 3% prior to December 8, 2006, 2% prior to December 8, 2007 and 1% prior to December 8, 2007.

•	Each share of Series A Stock contains redemption provisions upon a change of control, among other events. The redemption price is the greater of the liquidation value (described above) or the fair market value of the Series A Stock on an as-converted basis.
Series B Convertible Preferred Stock
          Effective November 14, 2005, our Board of Directors authorized the designation of 1,000 shares of Series B Convertible Preferred Stock (the “Series B Stock”). Effective November 14, 2005, we issued 1,000 shares of Series B Stock. As of December 31, 2005, all 1,000 shares of Series B Stock we issued on November 14, 2005 remained outstanding. Effective March 10, 2006, the date that the SEC first declared effective the registration statement to which this prospectus relates, all shares of Series B Stock were automatically converted into an aggregate of 5,100,000 shares of common stock (i.e., a conversion rate of 5,100 for each share of Series B Stock).
          Each share of Series B Stock was entitled to a number of votes equal to the number of shares of common stock into which it is then convertible (i.e., 5,100 votes). Except as required by law, holders of Series B Stock would have voted together as one class together with holders of common stock. Each share of Series B Stock had a stated dividend rate of 5% per year calculated based upon the initial per share issuance price of $10,200.
Undesignated Shares
          Our Amended and Restated Articles of Incorporation authorize the Board of Directors to establish more than one class or series of shares. As of the date of this prospectus, we had 8,499,000 undesignated shares available for the Board of Directors to establish additional classes or series. In establishing a class or series, the Board is authorized to set the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights, and certain other rights and preferences. Although there is no current intention to do so, the Board of Directors may issue shares of a class or series of Preferred Stock with rights which could adversely affect the voting power of the holders of common stock.
Anti-Takeover Provisions
          Certain provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility and to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board and to discourage an unsolicited takeover of the Company, if the Board determines that such a takeover is not in the best interests of the Company and our shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire us which could deprive our shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

          Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisition of our voting stock (from a person other than the company and other than in connection with certain mergers and exchanges to which the company is a party) resulting in the acquiring person owning 20% or more of our voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of our shareholders prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the company within 30 days after the acquiring person has failed to give a timely information statement to us or the date the shareholders voted not to grant voting rights to the acquiring person’s shares.
          Section 302A.673 of the Minnesota Business Corporation Act generally prohibits us or any of our subsidiaries from entering into any transaction with a shareholder under which the shareholder purchases 10% or more of our voting shares (an “interested shareholder”) within four years following the date the person became an interested shareholder, unless the transaction is approved by a committee of all of the disinterested members of our board of directors serving before the interested shareholder acquires the shares.
Transfer Agent And Registrar
          The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services. Its address is P.O. Box 64854, St. Paul, Minnesota 55164.
Listing
          Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “HFIT.”
LEGAL MATTERS
          The validity of the Shares being offered hereby is being passed upon for us by Fredrikson & Byron, P.A. Such legal advice is solely for our benefit and not for any shareholder or prospective investor.
EXPERTS
          The consolidated balance sheets of Health Fitness Corporation and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006, contained in the Form 10-K for the year ended December 31, 2006, as amended, which are incorporated by reference in this prospectus, were audited by Grant Thornton LLP, an independent registered public accounting firm, as set forth in its report appearing therein (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payments, effective January 1, 2006) incorporated by reference herein, given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 100 F Street N.E., Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.
          We also make most of our filings available on our website at www.hfit.com. We are not including the information on our website as part of this prospectus or any prospectus supplements.